Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

LiveOne, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock issuable upon exercise of the Warrants	457(g)	1,300,000	(1)	$2.10	(3)		$2,730,000	$0.00014760	$402.95
Fees to Be Paid	Other	Warrants to purchase shares of Common Stock	457(g)	—		—			—	—		(2)
		Total Offering Amounts						$			$—
		Total Fees Previously Paid									—
		Total Fee Offsets									—
		Net Fee Due									$402.95

(1)	Represents shares issuable upon exercise of the warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(3)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the $2.10 exercise price per share of common stock issuable upon exercise of the warrants.